Exhibit 10-o

                             GEICO CORPORATION
                          EQUITY CASH BONUS PLAN

   1. Purpose of the Plan. The purpose of the Equity Cash Bonus Plan (the "Plan") of GEICO Corporation (the "Corporation") is to provide a monetary incentive to the Chief Investment Officer of the Corporation (the "CIO") and selected associates of the CIO with respect to the management of the Equity Portfolio (as defined in Section 10).

   2. Administration. The Plan shall be administered by the Human Resources Committee (the "Committee") of the Board of Directors of the Corporation (the "Board"). The Committee shall be appointed by the Board and shall consist solely of two or more "outside directors," as such term is defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have the authority to interpret the Plan, to make rules and regulations concerning it (including the procedures for making calculations relating to the award of bonuses), to cause the Executive Vice President and Chief Financial Officer of the Corporation or such other person as the Committee may select to make such calculations at the end of each calendar year and at such other times as the Committee may direct and to determine (and certify as to) whether the performance goal set forth in Section 4 has been met for each calendar year for which the Plan is in effect. All decisions of the Committee relating to the Plan shall be final and conclusive on the Corporation and all persons having any interest in the Plan or any bonus awarded thereunder.

   3. Participants. Only the CIO and his associates performing investment activities who are selected by the CIO ("Selected Associates") shall be eligible to receive bonuses under the Plan.

   4. Performance Goal. Bonuses shall be awarded under the Plan with respect to each calendar year, commencing with 1994, for which the Corporation has a Positive Equity Return (as defined in Section 10). No bonuses shall be paid for any calendar year unless and until the Committee certifies that this performance goal has been met for such year.

   5. Bonus Awards. The aggregate amount of bonuses to be awarded under the Plan with respect to each calendar year shall be 10% of the Positive Equity Return for such year (the "Equity Bonus Fund"). With respect to each calendar year during which the Plan is in effect, the CIO shall be awarded the full amount of the Equity Bonus Fund less any bonuses awarded by the Committee, upon the CIO's recommendation, to Selected Associates. The bonus of the CIO shall not be less than 50% of the Equity Bonus Fund.

   6. Payment of Bonuses. Each bonus awarded to a Selected Associate shall be payable at the same time as cash bonus awards for the same year are paid under the Corporation's Incentive Bonus Plan, but not later than March 15 of the succeeding year (the "Payment Date"). Subject to Section 7, the bonus for each calendar year shall be payable to the CIO as follows: (i) 25% on the Payment Date and (ii) 25% on each of three succeeding anniversaries of the Payment Date. Subject to Section 7, the Committee shall reduce or eliminate any deferred amount that has not been paid out to the CIO in the event there is a Negative Equity Return (as defined in Section 10) in a succeeding calendar year. The amount of the reduction shall be 10% of such Negative Equity Return and shall be applied to reduce or eliminate the deferred amounts payable to the CIO in order of the years

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deferred, earliest first, with any amount not so applied to be applied to reduce awards in future years.

   7. Vesting. Any unpaid bonus of the CIO shall become nonforfeitable upon the occurrence of any of the following events: (i) his normal or early retirement pursuant to the Pension Plan for the Employees of Government Employees Companies (the "Pension Plan"); (ii) his death; (iii) his disability, as defined in the Pension Plan; (iv) a "change in control" of the Corporation, as defined in the Corporation's Performance Share Plan; or
(v) the Committee's termination of the Plan. In the case of an event described in clauses (i), (iii), (iv) or (v), payment shall promptly be made in full to the CIO of all current and deferred amounts then held for him in the Equity Bonus Fund. In the case of an event described in clause (ii) above, such payment in full shall promptly be made to the CIO's estate. If the CIO's employment with the Corporation or any subsidiary is terminated for any reason other than the events described in the first sentence of this
Section 7, any unpaid bonus shall thereupon be forfeited by him. If the CIO's employment with the Corporation shall terminate for any of the reasons specified in clause (i) through (v) above or the Plan shall be terminated by the Committee pursuant to Section 8 during any calendar year, then the bonuses to be awarded for such year shall be determined as of the last day of the month of such termination on the same basis as if such termination had occurred on December 31.

   8. Term of Plan and Amendment. The Plan shall be effective with respect to the calendar year 1994 and shall continue in effect from year to year thereafter until the earlier of (i) the end of the month in which Louis
A. Simpson's employment as CIO terminates or (ii) the date on which the Plan is terminated by the Committee in its discretion. The Plan may be amended by the Committee at any time and in any respect it deems advisable, except that, without the CIO's approval, no amendment may change the vesting provisions in Section 7 or the bonus calculation and reduction provisions in Sections 5 and 6.

   9. Exclusion from Other Plans. No person eligible for a bonus award under the Plan shall be eligible to participate in the Performance Share Plan, the Incentive Bonus Plan or any similar plan of the Corporation, but may participate in any stock option plan of the Corporation.

  10.    Definitions.
         "Equity Portfolio" means all stocks and other equity securities held by the Corporation and its subsidiaries at the beginning of a calendar year, except for stocks and other securities which the Committee and the CIO shall exclude, plus all stocks and other equity securities purchased during such year with funds constituting the Equity Fund and less all stocks and other equity securities sold during such year.

         "Equity Fund" means the dollar amount agreed upon by the Committee and the CIO before the beginning of each calendar year (before April 1, 1994, for the year 1994) with respect to such year, but not in excess of the consolidated shareholders' equity of the Corporation and its subsidiaries as of the beginning of such year.

         "Positive (or Negative) Equity Return" means the difference (positive or negative) between (a) the Total Return on the Equity Portfolio for a calendar year and (b) the Total Return on the Standard and Poor's 500 Stock Index (the "S&P 500") for such year, which difference shall be

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multiplied by the Equity Fund for such year.  If the Total Return on the
Equity Portfolio is negative in any calendar year and the Total Return on the S&P 500 is more negative in such year, then (i) there shall be no Positive or Negative Equity Return for that year, (ii) the amount of such negative Total Return on the Equity Portfolio shall be subtracted from any positive Total Return on the Equity Portfolio in each subsequent year in calculating the Positive or Negative Equity Return for such year until such negative Total Return has been exhausted and (iii) the amount of such negative Total Return on the S&P 500 shall be subtracted from any positive Total Return on the S&P 500 in each subsequent year in calculating the Positive or Negative Equity Return for such year until such negative Total Return has been exhausted. If the Total Return on the Equity Portfolio is negative in any calendar year and the Total Return on the S&P 500 is higher (even if negative), then the Negative Equity Return shall be calculated as provided in the first sentence of this paragraph and the reduction provided in Section 6 shall be made.

         "Total Return" means, with respect to the Equity Portfolio, the percentage increase or decrease in the market value of the Equity Portfolio during a calendar year on a total return basis, including any dividends, interest and actual profit or loss realized thereon; and, with respect to the S&P 500, the percentage increase or decrease in its value during such year on a total return basis. If the Equity Fund at any time or from time to time during any calendar year exceeds the Equity Portfolio, an amount equal to interest on such excess (at the then daily average 90-day Treasury bill rate) shall also be included in determining the Total Return on the Equity Portfolio.

  11. Shareholder Approval. The "material terms" (as defined for purposes of Section 162(m) of the Code) of the Plan shall be disclosed to and submitted for approval by the shareholders of the Corporation. No bonus payments shall be made under the Plan unless and until shareholder approval is obtained by such vote as is required for purposes of Section 162(m) of the Code. If the material terms of the Plan are changed, no bonus payments shall thereafter be made unless and until such material terms shall have been so approved by the shareholders.